Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Henry Schein, Inc.

     Melville, New York
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111914, 333-91778, 333-35144, 333-39893, 333-33193 and 333-05453) of Henry Schein, Inc. of our report dated February 26, 2007, relating to the consolidated financial statements, and our reports dated February 26, 2007 relating to the financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

BDO SEIDMAN, LLP
New York, New York
February 28, 2007